Exhibit 99.1

Contact:
Robert J. Weiskopf
Chief Financial Officer and Treasurer
ArQule, Inc.
(781) 994-0300
www.ArQule.com

ArQule Appoints Robert J. Weiskopf as Chief Financial Officer

Burlington, MA--(BUSINESS WIRE) -- June 1, 2015--ArQule, Inc. (Nasdaq: ARQL) today announced that Robert J. Weiskopf has been appointed chief financial officer. Mr. Weiskopf was previously vice president of finance, corporate controller and treasurer of ArQule. He will retain the title of treasurer and continue to report to Paolo Pucci, chief executive officer of the company.

"I am very pleased to announce Rob Weiskopf’s new position at ArQule," said Mr. Pucci. “Rob has served with distinction in the position of vice president of finance, corporate controller and treasurer, and this promotion reflects both the board’s confidence in Rob and his increasing responsibilities within ArQule. ArQule will continue to benefit from Rob’s extensive financial experience in positions of leadership in the biotechnology and technology industries for over 30 years.”

Prior to joining the Company in 2007, Mr. Weiskopf was chief financial officer of Aware Inc. from 2004 until 2006.  Prior to that, Mr. Weiskopf was director of finance at Lightbridge, Inc. from 2000 to 2004. Mr. Weiskopf is a certified public accountant and holds a B.S.B.A. magna cum laude and M.S.B.A. in accounting from the University of Massachusetts at Amherst.

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics. The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to human cancers. ArQule’s lead product, in Phase 2 and Phase 3 clinical development, is tivantinib (ARQ 197), an oral, selective inhibitor of the c-MET receptor tyrosine kinase. The Company’s pipeline includes: ARQ 092, designed to inhibit the AKT serine/threonine kinase; ARQ 087, a multi-kinase inhibitor designed to preferentially inhibit the fibroblast growth factor receptor (FGFR) family; and ARQ 761, a Beta lapachone analog being evaluated as a promoter of NQ01-mediated programmed cancer cell necrosis. ArQule’s current discovery efforts are focused on the identification of novel kinase inhibitors, leveraging the Company’s proprietary library of compounds.